Exhibit 99.1

OMNIBUS STOCK AWARD PLAN

SECTION 1

DEFINITIONS AND INTERPRETATION

Definitions

As used herein, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the meanings set forth below:

(a)	“Sub-Plan for Award Holders in Israel” means the Sub Plan, a copy of which is attached hereto as Appendix “A” for Award Holders who are resident in Israel.

(b)	“Administrator” means such Executive or Employee of the Company as may be designated as Administrator by the Committee from time to time, or, if no such person is appointed, the Committee itself.

(c)	“Associate” means, where used to indicate a relationship with any person:

(i)	any relative, including the spouse of that person or a relative of that person’s spouse, where the relative has the same home as the person;

(ii)	any partner, other than a limited partner, of that person;

(iii)	any trust or estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity; and

(iv)	any corporation of which such person beneficially owns or controls, directly or indirectly, voting securities carrying more than 10% of the voting rights attached to all outstanding voting securities of the corporation.

(d)	“Award” means a grant of Options, Stock Awards, or Restricted Share Units under the Plan or any Sub-Plan.

(e)	“Award Certificates” means the certificates evidencing the Awards.

(f)	“Award Holder” means a Person who holds an unexercised and unexpired Award or, where applicable, the Personal Representative of such person.

(g)	“Black-Out” means a restriction imposed by the Company on all or any of its directors, officers, Employees, Insiders or persons in a special relationship whereby they are to refrain from trading in the Company’s securities until the restriction has been lifted by the Company.

(h)	“Board” means the board of directors of the Company.

(i)	“Change of Control” means an occurrence when either:

(i)	a reorganization, amalgamation, merger or plan of arrangement in connection with any of the foregoing, other than solely involving the Corporation and one or more of its Subsidiaries, with respect to which all or substantially all of the persons who were the beneficial owners of the Common Shares immediately prior to such reorganization, amalgamation, merger or plan of arrangement do not, following such reorganization, amalgamation, merger or plan of arrangement beneficially own, directly or indirectly, more than 50 percent of the resulting voting shares on a fully-diluted basis;

(ii)	the acquisition of Common Shares by a person or group of persons acting in concert (other than the Corporation or a Subsidiary of the Corporation) as a result of which the offeror and its affiliates beneficially own, directly or indirectly, 50 percent or more of the Common Shares then outstanding; or

(iii)	the sale to a person other than a Subsidiary of the Corporation of all or substantially all of the Corporation’s assets.

(j)	“Committee” means a committee of the Board to which the responsibility of approving the grant of Awards has been delegated, or if no such committee is appointed, the Board itself.

(k)	“Company” means Clearmind Medicine Inc., a company formed under the laws of the Province of British Columbia, Canada.

(l)	“Consultant” means an individual who:

(i)	is engaged to provide, on an ongoing bona fide basis, consulting, technical, management or other services to the Company or any Related Entity of the Company other than services provided in relation to a “distribution” (as that term is described in the Securities Act);

(ii)	provides the services under a written contract between the Company or any Subsidiary and the individual or a Consultant Entity (as defined in clause (h)(v) below);

(iii)	in the reasonable opinion of the Company, spends or will spend a significant amount of time and attention on the affairs and business of the Company or any Subsidiary; and

(iv)	has a relationship with the Company or any Subsidiary that enables the individual to be knowledgeable about the business and affairs of the Company or is otherwise permitted by applicable Regulatory Rules to be granted Awards as a Consultant or as an equivalent thereof, and includes:

(i)	a corporation of which the individual is an Employee or shareholder or a partnership of which the individual is an Employee or partner (a “Consultant Entity”); or

(ii)	an RRSP or RRIF established by or for the individual under which he or she is the beneficiary.

(m)	“CSE” means the Canadian Securities Exchange.

(n)	“Disability” means a medically determinable physical or mental impairment expected to result in death or to last for a continuous period of not less than 12 months, and which causes an individual to be unable to engage in any substantial gainful activity, or any other condition of impairment which cannot be accommodated under applicable human rights laws without imposing undue hardship on the Company or any Subsidiary employing or engaging the Person, that the Committee, acting reasonably, determines constitutes a disability.

(o)	“Employee” means:

(i)	an individual who works full-time or part-time for the Company or any Related Entity of the Company and such other individual as may, from time to time, be permitted by applicable Regulatory Rules to be granted Awards as an Employee or as an equivalent thereto; or

(ii)	an individual who works for the Company or any Subsidiary either full-time or on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an Employee and who is subject to the same control and direction by the Company or any Subsidiary over the details and methods of work as an Employee of the Company or any Subsidiary, but for whom income tax deductions are not made at source, and includes:

(i)	a corporation wholly-owned by such individual; and

(ii)	any RRSP or RRIF established by or for such individual under which he or she is the beneficiary.

(p)	“Exchange” means the stock exchange upon which the Company’s shares principally trade.

(q)	“Executive” means an individual who is a director or officer of the Company or a Related Entity of the Company, and includes:

(i)	a corporation wholly-owned by such individual; and

(ii)	any RRSP or RRIF established by or for such individual under which he or she is the beneficiary.

(r)	“Exercise Notice” means the written notice of the exercise of an Option, in the form to be determined by the Company, or by written notice in the case of uncertificated Shares, duly executed by the Award Holder.

(s)	“Exercise Period” means the period during which a particular Option may be exercised and is the period from and including the Grant Date through to and including the Expiry Time on the Expiry Date provided, however, that the Option has Vested pursuant to the terms and conditions of this Plan and any additional terms and conditions imposed by the Committee, and that no Option can be exercised unless and until all necessary Regulatory Approvals have been obtained.

(t)	“Exercise Price” means the price at which an Award is exercisable or purchasable (as applicable) as determined in accordance with section 25.3.

(u)	“Expiry Date” means the date the Award expires as set out in the Award Certificate or as otherwise determined in accordance with sections 25.4, 28.2, 28.3, 28.4 or 213.4.

(v)	“Expiry Time” means the time the Award expires on the Expiry Date, which is 4:00 p.m. local time in Vancouver, British Columbia on the Expiry Date.

(w)	“Grant Date” means the date on which the Committee grants a particular Award, which is the date the Award comes into effect provided however that no Award can be exercised or purchased (as applicable) unless and until all necessary Regulatory Approvals have been obtained.

(x)	“Insider” means an insider as that term is defined in the Securities Act.

(y)	“Investor Relations Activities” means any activities, by or on behalf of the Company or shareholder of the Company, that promote or reasonably could be expected to promote the purchase or sale of securities of the Company, but does not include:

(i)	the dissemination of information provided, or records prepared, in the ordinary course of business of the Company:

(A)	to promote the sale of products or services of the Company; or

(B)	to raise public awareness of the Company, that cannot reasonably be considered to promote the purchase or sale of securities of the Company;

(ii)	activities or communications necessary to comply with the requirements of:

(A)	applicable securities laws; or

(B)	Exchange requirements or the by-laws, rules or other regulatory instruments of any other self-regulatory body or exchange having jurisdiction over the Company;

(iii)	communications by a publisher of, or writer for, a newspaper, magazine or business or financial publication, that is of general and regular paid circulation, distributed only to subscribers to it for value or to purchasers of it, if:

(A)	the communication is only through the newspaper, magazine or publication; and

(B)	the publisher or writer receives no commission or other consideration other than for acting in the capacity of publisher or writer; or

(iv)	activities or communications that may be otherwise specified by the Exchange.

(b)	“Market Value” means the market value of the Shares as determined in accordance with section 5.3.

(c)	“NI 45-106” means National Instrument 45-106—Prospectus Exemptions.

(d)	“Option” means an incentive share purchase option granted pursuant to this Plan entitling the Award Holder to purchase Shares of the Company.

(e)	“Outstanding Issue” means the number of Shares that are outstanding (on a non-diluted basis) immediately prior to the Share issuance or grant of Award in question.

(f)	“Person” means an individual, natural person, corporation, government or political subdivision or agency of a government, and where two or more persons act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of an issuer, such partnership, limited partnership, syndicate or group shall be deemed to be a Person.

(g)	“Personal Representative” means:

(i)	in the case of a deceased Award Holder, the executor or administrator of the deceased duly appointed by a court or public authority having jurisdiction to do so; and

(ii)	in the case of an Award Holder who for any reason is unable to manage his or her affairs, the person entitled by law to act on behalf of such Award Holder.

(h)	“Plan” means this award plan as from time to time amended and restated.

(i)	“Regulatory Approvals” means any necessary approvals of the Regulatory Authorities as may be required from time to time for the implementation, operation or amendment of this Plan or for the Awards granted from time to time hereunder.

(j)	“Regulatory Authorities” means any Exchange or any other organized trading facilities on which the Shares are listed, and all securities commissions or similar securities regulatory bodies having jurisdiction over the Company, this Plan or the Awards granted from time to time hereunder.

(k)	“Regulatory Rules” means all corporate and securities laws, regulations, rules, policies, notices, instruments and other orders of any kind whatsoever which may, from time to time, apply to the implementation, operation or amendment of this Plan or the Awards granted from time to time hereunder including, without limitation, those of the applicable Regulatory Authorities.

(l)	“Related Entity” means a Person that is controlled by the Company, a Person that controls the Company, or is controlled by the same Person that controls the Company. For the purposes of this Plan, a Person (first person) is considered to control another Person (second person) if the first Person, directly or indirectly, has the power to direct the management and policies of the second person by virtue of:

(i)	ownership of or direction over voting securities in the second Person;

(ii)	a written agreement or indenture;

(iii)	being the general partner or controlling the general partner of the second Person; or

(iv)	being a trustee of the second Person.

(m)	“Related Person”:

(i)	means an Insider of the Company or Related Entity; or

(ii)	means an Associate of an Insider of the Company or Related Entity.

(n)	“Restricted Share Unit” or “RSU” mean a unit granted or credited to an Award Holder’s notional account pursuant to the terms of this Plan that, subject to the provisions hereof, entitles such person to receive RSU Shares.

(o)	“RSU Shares” means the Shares delivered to an Award Holder in accordance with the provisions of the Plan in settlement of RSUs under this Plan.

(p)	“Securities Act” means the Securities Act (British Columbia), RSBC 1996, c.418 as from time to time amended.

(q)	“Share” or “Shares” means, as the case may be, one or more common shares without par value in the capital stock of the Company.

(r)	“Stock Award” means a unit granted or credited to an Award Holder’s notional account pursuant to the terms of this Plan that, subject to the provisions hereof, entitles such person to receive Stock Award Shares.

(s)	“Stock Award Shares” means the Shares delivered to an Award Holder in accordance with the provisions of the Plan in settlement of Stock Awards under this Plan.

(t)	“Sub-Plan” means any sub-plan subject to the terms of the Plan including for greater certainty the Sub-Plan for Award Holders in Israel.

(u)	“Subsidiary” means a wholly-owned or controlled corporation of the Company.

(v)	“Triggering Event” means:

(i)	the proposed dissolution, liquidation or wind-up of the Company;

(ii)	a proposed merger, amalgamation, arrangement or reorganization of the Company with one or more corporations as a result of which, immediately following such event, the shareholders of the Company as a group, as they were immediately prior to such event, are expected to hold less than a majority of the outstanding capital stock of the surviving corporation;

(iii)	the proposed acquisition of all or substantially all of the issued and outstanding shares of the Company by one or more Persons;

(iv)	a proposed Change of Control of the Company;

(v)	the proposed sale or other disposition of all or substantially all of the assets of the Company; or

(vi)	a proposed material alteration of the capital structure of the Company which, in the opinion of the Committee, is of such a nature that it is not practical or feasible to make adjustments to this Plan or to the Awards granted hereunder to permit the Plan and Awards granted hereunder to stay in effect.

(w)	“Vest”, “Vesting” or “Vested” means that a portion of the Award granted to the Award Holder which is available to be exercised or purchased (as applicable) by the Award Holder at any time and from time to time.

Choice of Law

The Plan is established under, and the provisions of the Plan shall be subject to and interpreted and construed solely in accordance with, the laws of the Province of British Columbia and the laws of Canada applicable therein without giving effect to the conflicts of laws principles thereof and without reference to the laws of any other jurisdiction. The Company and each Award Holder hereby attorn to the jurisdiction of the Courts of British Columbia.

Headings

The headings used herein are for convenience only and are not to affect the interpretation of the Plan.

SECTION 2

GRANT OF AWARDS

2.1	Grant of Awards

(a)	The Committee shall, from time to time in its sole discretion, grant Awards to such Persons and on such terms and conditions as are permitted under this Plan. No member of the Committee shall be liable for any action or determination taken or made in good faith in the administration, interpretation, construction or application of the Plan or any options granted under it.

2.2	Record of Award Grants

The Committee shall be responsible to maintain a record of all Awards granted under this Plan and such record shall contain, in respect of each Award:

(a)	the name and address of the Award Holder;

(b)	the category (Executive, Employee or Consultant) under which the Award was granted to him, her or it;

(c)	the Grant Date and Expiry Date of the Award;

(d)	the number of Shares which may be acquired on the exercise, vesting or purchase (as applicable) of the Award and the Exercise Price of the Award, if any;

(e)	the Vesting and other additional terms, if any, attached to the Award; and

(f)	the particulars of each and every time the Award is exercised or purchased (as applicable).

2.3	Effect of Plan

All Awards granted pursuant to the Plan shall be subject to the terms and conditions of the Plan notwithstanding the fact that the Award Certificates issued in respect thereof do not expressly contain such terms and conditions but instead incorporate them by reference to the Plan. The Award Certificates will be issued for convenience only and in the case of a dispute with regard to any matter in respect thereof, the provisions of the Plan and the records of the Company shall prevail over the terms and conditions in the Award Certificate, save and except as noted below. Each Award will also be subject to, in addition to the provisions of the Plan, the terms and conditions contained in the schedules, if any, attached to the Award Certificate for such Award. Should the terms and conditions contained in such schedules be inconsistent with the provisions of the Plan, such terms and conditions will supersede the provisions of the Plan.

2.4	Hold Period

In addition to any resale restrictions under applicable legislation, all options granted hereunder and all Common Shares issued on the exercise of Options, Stock Awards or RSUs will be subject to a four (4) month hold period (“Hold Period”) from the date the Awards are granted and the Awards and any Common Shares issuable on the exercise thereof must bear the following legends:

“WITHOUT PRIOR WRITTEN APPROVAL OF THE EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL [INSERT THE DATE IMMEDIATELY FOLLOWING THE DATE WHICH IS FOUR MONTHS AFTER THE DATE OF THE GRANT OF THE OPTION.]”

SECTION 3

PURPOSE AND PARTICIPATION

3.1	Purpose of Plan

The purpose of the Plan is to provide the Company with a share-related mechanism to attract, retain and motivate qualified Executives, Employees and Consultants to contribute toward the long term goals of the Company, and to encourage such individuals to acquire Shares of the Company as long term investments.

3.2	Participation in Plan

The Committee shall, from time to time and in its sole discretion, determine those Executives, Employees and Consultants to whom Awards are to be granted.

3.3	Limits on Award Grants

The Company shall only grant Awards under this Plan in accordance with Section 12 hereof and, for greater certainty, may not grant any Awards under this Plan unless an exemption under NI 45-106 is available. For so long as the Company is an unlisted reporting issuer, or is otherwise a reporting issuer listed on the CSE, Section 2.24 of NI 45-106 shall not apply to the Plan and all Awards granted thereunder to any Employees or Consultants who are engaged in Investor Relations Activities for the Company, any associated Consultant, any executive officer of the Company, any director of the Company or any permitted assign of those Persons if, after the grant:

(a)	the number of securities, calculated on a fully diluted basis, reserved for issuance under Awards granted to:

(i)	Related Persons, exceeds 10% of the outstanding securities of the Company; or

(ii)	a Related Person, exceeds 5% of the outstanding securities of the Company; or

(b)	the number of securities, calculated on a fully diluted basis, issued within 12 months to

(i)	Related Persons, exceeds 10% of the outstanding securities of the Company; or

(ii)	a Related Person and the associates of the Related Person, exceeds 5% of the outstanding securities of the Company;

unless the Company obtains security holder approval in accordance with the Regulatory Rules, including the requirements under NI 45-106.

It is noted that at a meeting of shareholders held on November 14, 2023 the Shareholders, other than votes attached to Common Shares held by Related Persons, approved an increase in the percentages listed in Sections 3.3(a)(i) and 3.3(b)(i) from 10% to 15%.

3.4	Limits on Award Grants for Investor Relations Activities

The maximum number of Awards which may be granted within a 12 month period to Employees or Consultants engaged in Investor Relations Activities must not exceed 2% of the Outstanding Issue.

3.5	Notification of Grant

Following the granting of an Award, the Administrator shall, within a reasonable period of time, notify the Award Holder in writing of the grant and shall enclose with such notice the Award Certificate representing the Award so granted. In no case will the Company be required to deliver an Award Certificate to an Award Holder until such time as the Company has obtained all necessary Regulatory Approvals for the grant of the Award.

3.6	Copy of Plan

Each Award Holder shall be promptly provided with a copy of the Plan (and any amendment thereto) upon request from an Award Holder to the Administrator.

3.7	Limitation on Service

The Plan does not give any Award Holder that is an Executive the right to serve or continue to serve as an Executive of the Company or any Subsidiary, nor does it give any Award Holder that is an Employee or Consultant the right to be or to continue to be employed or engaged by the Company or any Subsidiary.

3.8	No Obligation to Exercise or Purchase

Award Holders shall be under no obligation to exercise or purchase Awards.

3.9	Agreement

The Company and every Award Holder granted an Award hereunder shall be bound by and subject to the terms and conditions of this Plan. By accepting an Award granted hereunder, the Award Holder has expressly agreed with the Company to be bound by the terms and conditions of this Plan. In the event that the Award Holder receives his, her or its Awards pursuant to an oral or written agreement with the Company or a Subsidiary, whether such agreement is an employment agreement, consulting agreement or any other kind of agreement of any kind whatsoever, the Award Holder acknowledges that in the event of any inconsistency between the terms relating to the grant of such Awards in that agreement and the terms attaching to the Awards as provided for in this Plan, the terms provided for in this Plan shall prevail and the other agreement shall be deemed to have been amended accordingly.

3.10	Notice

Any notice, delivery or other correspondence of any kind whatsoever to be provided by the Company to an Award Holder will be deemed to have been provided if provided to the last home address, fax number or email address of the Award Holder in the records of the Company and the Company shall be under no obligation to confirm receipt or delivery.

3.11	Representation

As a condition precedent to the issuance of an Award, the Company must be able to represent to the Exchange as of the Grant Date that the Award Holder is a bona fide Executive, Employee or Consultant of the Company or any Subsidiary.

SECTION 4

NUMBER OF SHARES UNDER PLAN

4.1	Committee to Approve Issuance of Shares

The Committee shall approve by resolution the issuance of all Shares to be issued to Award Holders upon the exercise, vesting or purchase (as applicable) of Awards, such authorization to be deemed effective as of the Grant Date of such Awards regardless of when it is actually done. The Committee shall be entitled to approve the issuance of Shares in advance of the Grant Date, retroactively after the Grant Date, or by a general approval of this Plan.

4.2	Number of Shares

Subject to adjustment as provided for herein, the number of Shares which will be available for purchase pursuant to Awards granted pursuant to this Plan, plus any other outstanding stock wards of the Company granted pursuant to a previous stock award plan or agreement, will not exceed 20% of the Outstanding Issue. If any Award expires or otherwise terminates for any reason without having been exercised, vested or purchased (as applicable) in full, the number of Shares in respect of such expired or terminated Award shall again be available for the purposes of granting Awards pursuant to this Plan.

4.3	Fractional Shares

No fractional shares shall be issued upon the exercise, vesting or purchase (as applicable) of any Award and, if as a result of any adjustment, an Award Holder would become entitled to a fractional share, such Award Holder shall have the right to purchase only the next lowest whole number of Shares and no payment or other adjustment will be made for the fractional interest.

SECTION 5

TERMS AND CONDITIONS OF OPTIONS

5.1	Exercise Period of Option

Subject to sections 25.4, 28.2, 28.3, 28.4 and 213.4, the Grant Date and the Expiry Date of an Option shall be the dates fixed by the Committee at the time the Option is granted and shall be set out in the Award Certificate issued in respect of such Option.

5.2	Number of Shares Under Option

The number of Shares which may be purchased pursuant to an Option shall be determined by the Committee and shall be set out in the Award Certificate issued in respect of the Option.

5.3	Exercise Price of Option

The Exercise Price at which an Award Holder may purchase a Share upon the exercise of an Option shall be determined by the Committee and shall be set out in the Award Certificate issued in respect of the Option. Notwithstanding the foregoing, the Exercise Price shall not be less than the Market Value of the Shares as of the Grant Date. The Market Value of the Shares for a particular Grant Date shall be determined as follows:

(a)	if the Company’s Shares are listed on the CSE, and the Committee determines the CSE to be the Company’s primary Exchange, Market Value will be the greater of the closing trading price of the Shares on: (i) the trading day prior to the Grant Date; and (ii) the Grant Date;

(b)	subject to subparagraph (a) above, for each organized trading facility on which the Shares are listed, Market Value will be the closing trading price of the Shares on the day immediately preceding the Grant Date, and may be less than this price if it is within the discounts permitted by the applicable Regulatory Authorities;

(c)	if the Company’s Shares are listed on more than one organized trading facility, the Market Value shall be the Market Value as determined in accordance with subparagraphs (a) or (b) above for the primary organized trading facility on which the Shares are listed, as determined by the Committee, subject to any adjustments as may be required to secure all necessary Regulatory Approvals;

(d)	subject to subparagraph (a), if the Company’s Shares are listed on one or more organized trading facilities but have not traded during the ten trading days immediately preceding the Grant Date, then the Market Value will be, subject to any adjustments as may be required to secure all necessary Regulatory Approvals, such value as is determined by the Committee; and

(e)	if the Company’s Shares are not listed on any organized trading facility, then the Market Value will be, subject to any adjustments as may be required to secure all necessary Regulatory Approvals, such value as is determined by the Committee to be the fair value of the Shares, taking into consideration all factors that the Committee deems appropriate, including, without limitation, recent sale and offer prices of the Shares in private transactions negotiated at arms’ length. Notwithstanding anything else contained herein, in no case will the Market Value be less than the minimum prescribed by each of the organized trading facilities that would apply to the Company on the Grant Date in question.

5.4	Termination of Option

Subject to such other terms or conditions that may be attached to Options granted hereunder, an Award Holder may exercise a Vested Option in whole or in part at any time and from time to time during the Exercise Period. Any Vested Option or part thereof not exercised within the Exercise Period shall terminate and become null, void and of no effect as of the Expiry Time on the Expiry Date. The Expiry Date of an Option shall be the earlier of the date so fixed by the Committee at the time the Option is granted as set out in the Award Certificate and the date established, if applicable, in paragraphs (a) or (b) below or sections 28.2, 28.3, 28.4 or 213.4 of this Plan:

(a)	Ceasing to Hold Office - In the event that the Award Holder holds his or her Option as an Executive and such Award Holder ceases to hold such position other than by reason of death or Disability, the Expiry Date of the Option shall be, unless otherwise determined by the Committee and expressly provided for in the Award Certificate, the 90th day following the date the Award Holder ceases to hold such position unless the Award Holder ceases to hold such position as a result of:

(i)	ceasing to meet the qualifications set forth in the corporate legislation applicable to the Company;

(ii)	a special resolution having been passed by the shareholders of the Company removing the Award Holder as a director of the Company or any Subsidiary; or

(iii)	an order made by any Regulatory Authority having jurisdiction to so order,

in which case the Expiry Date shall be the date the Award Holder ceases to hold such position; OR

(b)	Ceasing to be Employed or Engaged - In the event that the Award Holder holds his or her Option as an Employee or Consultant and such Award Holder ceases to hold such position other than by reason of death or Disability, the Expiry Date of the Award shall be, unless otherwise determined by the Committee and expressly provided for in the Award Certificate, the 90th day following the date the Award Holder ceases to hold such position, unless the Award Holder ceases to hold such position as a result of:

(i)	termination for cause; or

(ii)	an order made by any Regulatory Authority having jurisdiction to so order,

in which case the Expiry Date shall be the date the Award Holder ceases to hold such position, except if the Award Holder ceases to hold such position as a result resigning his or her position in which event the Expiry Date of the Option shall be, unless otherwise determined by the Committee and expressly provided for in the Award Certificate, the 30th day following the date the Award Holder ceases to hold such position. For greater certainty any unvested Options will be immediately cancelled and forfeited to the Company for no consideration.

Notwithstanding Section 5.4(a) and (b) hereof, In the event that an Award Holder ceases to hold the position of Executive, Employee, Consultant, or director for which the Option was originally granted, but comes to hold a different position as an Executive, Employee or Consultant prior to the expiry of the Option, the Option shall stay in place for that Award Holder with such Option then to be treated as being held by that Award Holder in his or her new position and such will not be considered to be an amendment to the Option in question requiring the consent of the Award Holder under Section 11.2 of this Plan.

Notwithstanding anything else contained herein, in no case will an Option be exercisable later than the Expiry Date of the Option.

5.5	Vesting of Option and Acceleration

The Vesting schedule for an Option, if any, shall be determined by the Committee and shall be set out in the Award Certificate issued in respect of the Option. The Committee may elect, at any time, to accelerate the Vesting schedule of one or more Options including, without limitation, on a Triggering Event, and such acceleration will not be considered an amendment to the Option in question requiring the consent of the Award Holder under section 11.2 of this Plan.

5.6	Additional Terms

Subject to all applicable Regulatory Rules and all necessary Regulatory Approvals, the Committee may attach additional terms and conditions to the grant of a particular Option, such terms and conditions to be set out in a schedule attached to the Award Certificate. The Award Certificates will be issued for convenience only, and in the case of a dispute with regard to any matter in respect thereof, the provisions of this Plan and the records of the Company shall prevail over the terms and conditions in the Award Certificate, save and except as noted below. Each Option will also be subject to, in addition to the provisions of the Plan, the terms and conditions contained in the schedules, if any, attached to the Award Certificate for such Award. Should the terms and conditions contained in such schedules be inconsistent with the provisions of the Plan, such terms and conditions will supersede the provisions of the Plan.

SECTION 6

TERMS AND CONDITIONS OF STOCK AWARDS

6.1	Eligibility

Stock Awards may be granted at any time and from time to time as determined by the Committee, either alone or in addition to other Awards granted under the Plan. The Committee shall determine the eligible Persons to whom, and the time or times at which, grants of Stock Awards will be made, the number of Stock Awards to be awarded, the number of Shares subject to the Stock Awards, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards.

6.2	Vesting of Restricted Share Units

Stock Award Shares shall be issued to or for the benefit of the Award Holder promptly following each vesting date determined by the Administrator, provided that the Award Holder is still engaged by the Company or its affiliate on the applicable vesting date. After each such vesting date the Company shall promptly cause to be issued for the benefit of the Award Holder, certificates for such Stock Award Shares with respect to Stock Awards that became vested on such vesting date, subject to Section 9.3 below. It is clarified that no Stock Award Shares shall be issued pursuant to the Stock Award to the Award Holder until the vesting criteria determined by the Committee is met.

6.3	Terms

Prior to the actual issuance of any Shares, each Stock Award will represent an unfunded and unsecured obligation of the Company.

SECTION 7

TERMS AND CONDITIONS OF RESTRICTED SHARE UNITS

7.1	Eligibility

Restricted Share Units may be granted at any time and from time to time as determined by the Committee, either alone or in addition to other Awards granted under the Plan. The Committee shall determine the eligible Persons to whom, and the time or times at which, grants of Restricted Share Units will be made, the number of Restricted Share Units to be awarded, the number of Shares subject to the Restricted Share Units, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards.

7.2	Vesting of Restricted Share Units

RSU Shares shall be issued to or for the benefit of the Award Holder promptly following each vesting date determined by the Administrator, provided that the Award Holder is still engaged by the Company or its affiliate on the applicable vesting date. After each such vesting date the Company shall promptly cause to be issued for the benefit of the Award Holder, certificates for such RSU Shares with respect to Restricted Share Units that became vested on such vesting date, subject to Section 9.3 below. It is clarified that no RSU Shares shall be issued pursuant to the Restricted Share Units to the Award Holder until the vesting criteria determined by the Committee is met.

7.3	Terms

Prior to the actual issuance of any Shares, each Restricted Share Unit will represent an unfunded and unsecured obligation of the Company.

SECTION 8

TRANSFERABILITY OF AWARDS

8.1	Non-transferable

Except as provided otherwise in this Section 8, Awards are non-assignable and non-transferable.

8.2	Death of Award Holder

In the event of the Award Holder’s death: (a) any Vested Options held by such Award Holder shall pass to the Personal Representative of the Award Holder and shall be exercisable by the Personal Representative on or before the date which is the earlier of one year following the date of death and the applicable Expiry Date; and (b) any unvested RSUs or Stock Awards previously credited to the Award Holder’s account will be cancelled, and vested RSUs or Stock Awards will be paid to the Award Holder’s estate, with any settlement or redemption to occur within 12 months following the termination date.

8.3	Disability of Award Holder

If the employment or engagement of an Award Holder as an Employee or Consultant or the position of an Award Holder as a director or officer of the Company or a Subsidiary is terminated by the Company by reason of such Award Holder’s Disability:

(a) any Vested Options held by such Award Holder shall be exercisable by such Award Holder or by the Personal Representative on or before the date which is the earlier of one year following the termination of employment, engagement or appointment as a director or officer and the applicable Expiry Date; and (b) any unvested RSUs or Stock Awards previously credited to the Award Holder’s account will be cancelled, and vested RSUs or Stock Awards will be paid to the Award Holder or the Award Holder’s estate, with any settlement or redemption to occur within 12 months following the termination date.

8.4	Disability and Death of Award Holder

If an Award Holder has ceased to be employed, engaged or appointed as a director or officer of the Company or a Subsidiary by reason of such Award Holder’s Disability and such Award Holder dies within one year after the termination of such engagement, any Awards held by such Award Holder that could have been acquired upon exercise, vesting or purchase (as applicable)immediately prior to his or her death shall pass to the Personal Representative of such Award Holder and shall be exercisable or purchasable by the Personal Representative on or before the date which is the earlier of one year following the death of such Award Holder and the applicable Expiry Date.

8.5	Vesting

Unless the Committee determines otherwise, Awards held by or exercisable by a Personal Representative shall, during the period prior to their termination, continue to Vest in accordance with any Vesting schedule to which such Awards are subject.

8.6	Deemed Non-Interruption of Engagement

Employment or engagement by the Company shall be deemed to continue intact during any military or sick leave or other bona fide leave of absence if the period of such leave does not exceed 90 days or, if longer, for so long as the Award Holder’s right to re-employment or re-engagement by the Company is guaranteed either by statute or by contract. If the period of such leave exceeds 90 days and the Award Holder’s re-employment or re-engagement is not so guaranteed, then his or her employment or engagement shall be deemed to have terminated on the ninety-first day of such leave.

SECTION 9

EXERCISE OR PURCHASE OF AWARD

9.1	Exercise or Purchase of Award

An Award may be exercised or purchased only by the Award Holder or the Personal Representative of any Award Holder. An Award Holder or the Personal Representative of any Award Holder may exercise or purchase an Award in whole or in part at any time and from time to time during the Exercise Period up to the Expiry Time on the Expiry Date by delivering to the Administrator the required Exercise Notice (in the case of an exercise of an Option only), or by written notice in the case of uncertificated Shares, the applicable Award Certificate and a certified cheque or bank draft or wire transfer payable to the Company or its legal counsel in an amount equal to the aggregate Exercise Price of the Shares then being purchased pursuant to the exercise or purchase of the Award. Notwithstanding anything else contained herein, Awards may not be exercised or purchased during a Black-Out unless the Committee determines otherwise.

9.2	Black Out Period

If an Award expires, terminates or is cancelled (other than an expiry, termination or cancellation pursuant to section 1.1(a) or section 1.1(b) above) within or immediately after a Black-Out, the Holder may elect for the term of such Award to be extended to the date which is ten (10) business days after the last day of the Black-Out..

9.3	Issue of Share Certificates

As soon as reasonably practicable following the receipt of the notice of exercise as described in section 29.1 (if applicable) and payment in full for the Awarded Shares being acquired (if applicable), the Administrator will direct its transfer agent, after the acquisition of the Awarded Shares, to issue to the Award Holder the appropriate number of Shares in either certificate form or at the election of the Company, on an uncertificated basis pursuant to the instructions given by the Award Holder to the Administrator. If the number of Shares so purchased is less than the number of Shares subject to the Award Certificate surrendered, the Administrator shall also provide a new Award Certificate for the balance of Shares available under the Award to the Award Holder concurrent with delivery of the Shares.

9.4	No Rights as Shareholder

Until the date of the issuance of the certificate for the Shares purchased or received pursuant to the exercise, vesting or purchase (as applicable) of an Award, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to such Shares, notwithstanding the exercise, vesting or purchase (as applicable) of the Award, unless the Committee determines otherwise. In the event of any dispute over the date of the issuance of the Shares, the decision of the Committee shall be final, conclusive and binding.

9.5	Tax Withholding and Procedures

(a)	If, following the exercise by a Award Holder of an Award or a portion thereof in accordance with the provisions of Section Error! Reference source not found. hereof, the Company is required under the Income Tax Act (Canada) or a ny other applicable law to make source deductions in respect of any benefits and to remit to the applicable governmental authority an amount on account of tax on the value of the taxable benefit associated with the issuance of the Award or Common Shares on exercise of Options (“Withholding Obligations”), then the Award Holder shall, in addition to the payment of the purchase price for the Common Shares then being purchased:

(i)	pay to the Company sufficient cash as is reasonably determined by the Company to be the amount necessary to satisfy the Withholding Obligations; or

(ii)	at the discretion of the Company, elect to permit the Company to reduce the number of Common Shares to be issued to the Award Holder by the number of Common shares having a fair market value at such time as is equal to the amount necessary to satisfy the Withholding Obligations; ormake other arrangements acceptable to the Company to fund the Withholding Obligations.

(b)	It is the responsibility of the Award Holder to ensure that they adhere to tax legislation in their jurisdiction regarding the reporting of benefits derived from the Award or exercise of Options.

(c)	In the event any taxation authority should reassess the Company for failure to have withheld income tax, or other similar payments from the Award Holder, pursuant to the provisions herein, the Award Holder shall reimburse and save harmless the Company for the entire amount assessed, including penalties, interest and other charges.

(d)	The Company will, within the time and in the manner prescribed by the Income Tax Act (Canada) (or any corresponding requirement under applicable provincial tax law), remit the Withholding Obligation to the Receiver General for Canada or other applicable tax authority and shall, to the extent necessary and within the time and in the manner prescribed by the Income Tax Act (Canada)) (or any corresponding requirement under applicable provincial tax law), make the election contemplated by subsection 110(1.1) of the Income Tax Act (Canada) (or any corresponding requirement under applicable provincial tax law) that neither it nor any person with whom it does not deal at arm’s length (for purposes of the Income Tax Act (Canada)) will deduct any amount in respect of any payment to the Award Holder in connection with the exercise or surrender of his or her options and the Company shall also provide evidence of such election to the Award Holder forthwith upon making such election.

SECTION 10

ADMINISTRATION

10.1	Board or Committee

The Plan shall be administered by the Administrator with oversight by the Committee.

10.2	Powers of Committee

The Committee shall have the authority to do the following:

(c)	oversee the administration of the Plan in accordance with its terms;

(d)	appoint or replace the Administrator from time to time;

(e)	determine all questions arising in connection with the administration, interpretation and application of the Plan, including all questions relating to the Market Value;

(f)	correct any defect, supply any information or reconcile any inconsistency in the Plan in such manner and to such extent as shall be deemed necessary or advisable to carry out the purposes of the Plan;

(g)	prescribe, amend, and rescind rules and regulations relating to the administration of the Plan. For the avoidance of doubt, as long as the Company’s securities are traded on an Exchange, the provisions of this Plan shall be subject to the directives, rules and regulations of the applicable Exchange, which shall govern over any conflicting provision in the Plan or Award Certificate. In the event that any of the provisions of this Plan do not comply with such directives, rules and regulations, the Administrator and/or the Committee shall be entitled to automatically amend the provisions of this Plan in order to comply with the directives, rules and regulations of the applicable Exchange;

(h)	determine the duration and purposes of leaves of absence from employment or engagement by the Company which may be granted to Award Holders without constituting a termination of employment or engagement for purposes of the Plan;

(i)	do the following with respect to the granting of Awards:

(i)	determine the Executives, Employees or Consultants to whom Awards shall be granted, based on the eligibility criteria set out in this Plan;

(ii)	determine the terms of the Award to be granted to an Award Holder including, without limitation, the Grant Date, Expiry Date, Exercise Price and Vesting schedule (which need not be identical with the terms of any other Award);

(iii)	subject to any necessary Regulatory Approvals and section 211.2, amend the terms of any Awards;

(iv)	determine when Awards shall be granted;

(v)	allow for the cashless exercise of Options and the applicable terms and conditions thereof; and

(vi)	determine the number of Shares subject to each Award;

(j)	accelerate the Vesting schedule of any Award previously granted; and

(k)	make all other determinations necessary or advisable, in its sole discretion, for the administration of the Plan.

10.3	Administration by Committee

All determinations made by the Committee in good faith shall be final, conclusive and binding upon all persons. The Committee shall have all powers necessary or appropriate to accomplish its duties under this Plan.

10.4	Interpretation

The interpretation by the Committee of any of the provisions of the Plan and any determination by it pursuant thereto shall be final, conclusive and binding and shall not be subject to dispute by any Award Holder. No member of the Committee or any person acting pursuant to authority delegated by it hereunder shall be personally liable for any action or determination in connection with the Plan made or taken in good faith and each member of the Committee and each such person shall be entitled to indemnification with respect to any such action or determination in the manner provided for by the Company.

SECTION 11

APPROVALS AND AMENDMENT

11.1	Shareholder Approval of Plan

If required by a Regulatory Authority or by the Committee, this Plan may be made subject to the approval of the shareholders of the Company as prescribed by the Regulatory Authority. If shareholder approval is required, any Awards granted under this Plan prior to such time will not be exercisable or binding on the Company unless and until such shareholder approval is obtained.

11.2	Amendment of Award or Plan

Subject to any required Regulatory Approvals, the Committee may from time to time amend any existing Award or the Plan or the terms and conditions of any Award thereafter to be granted provided that where such amendment relates to an existing Award and it would:

(l)	materially decrease the rights or benefits accruing to an Award Holder; or

(m)	materially increase the obligations of an Award Holder; then, unless otherwise excepted out by a provision of this Plan, the Committee must also obtain the written consent of the Award Holder in question to such amendment. If at the time the Exercise Price of an Award is reduced the Award Holder is an Insider of the Company, the Insider must not exercise or purchase the Award at the reduced Exercise Price until the reduction in Exercise Price has been approved by the disinterested shareholders of the Company, if required by the Exchange.

SECTION 12

CONDITIONS PRECEDENT TO ISSUANCE OF AWARDS AND SHARES

12.1	Compliance with Laws

An Award shall not be granted, exercised or purchased, and Shares shall not be issued pursuant to the exercise, vesting or purchase (as applicable) of any Award, unless the grant, exercise or purchase (as applicable) of such Award and the issuance and delivery of such Shares comply with all applicable Regulatory Rules, and such Awards and Shares will be subject to all applicable trading restrictions in effect pursuant to such Regulatory Rules and the Company shall be entitled to legend the Award Certificates and the certificates for the Shares or the written notice in the case of uncertificated Shares representing such Shares accordingly.

12.2	Regulatory Approvals

In administering this Plan, the Committee will seek any Regulatory Approvals which may be required. The Committee will not permit any Awards to be granted without first obtaining the necessary Regulatory Approvals unless such Awards are granted conditional upon such Regulatory Approvals being obtained. The Committee will make all filings required with the Regulatory Authorities in respect of the Plan and each grant of Awards hereunder. No Award granted will be exercisable or binding on the Company unless and until all necessary Regulatory Approvals have been obtained. The Committee shall be entitled to amend this Plan and the Awards granted hereunder in order to secure any necessary Regulatory Approvals and such amendments will not require the consent of the Award Holders under section11.2 of this Plan.

12.3	Inability to Obtain Regulatory Approvals

The Company’s inability to obtain Regulatory Approval from any applicable Regulatory Authority, which Regulatory Approval is deemed by the Committee to be necessary to complete the grant of Awards hereunder, the exercise or purchase of those Awards or the lawful issuance and sale of any Shares pursuant to such Awards, shall relieve the Company of any liability with respect to the failure to complete such transaction.

SECTION 13

ADJUSTMENTS AND TERMINATION

13.1	Termination of Plan

Subject to any necessary Regulatory Approvals, the Committee may terminate or suspend the Plan. Unless earlier terminated as provided in this Section 13, the Plan shall terminate on, and no more Awards shall be granted under the Plan after, the tenth anniversary of the date of the Exchange’s acceptance of the Plan.

13.2	No Grant During Suspension of Plan

No Award may be granted during any suspension, or after termination, of the Plan. Suspension or termination of the Plan shall not, without the consent of the Award Holder, alter or impair any rights or obligations under any Award previously granted.

13.3	Alteration in Capital Structure

If there is a material alteration in the capital structure of the Company and the Shares are consolidated, subdivided, converted, exchanged, reclassified or in any way substituted for, the Committee shall make such adjustments to this Plan and to the Awards then outstanding under this Plan as the Committee determines to be appropriate and equitable under the circumstances, so that the proportionate interest of each Award Holder shall, to the extent practicable, be maintained as before the occurrence of such event. Such adjustments may include, without limitation:

(a)	a change in the number or kind of shares of the Company covered by such Awards; and

(b)	a change in the Exercise Price payable per Share provided, however, that the aggregate Exercise Price applicable to the unexercised or unpurchased portion of existing Awards shall not be altered, it being intended that any adjustments made with respect to such Awards shall apply only to the Exercise Price per Share and the number of Shares subject thereto.

For purposes of this section 13.3, and without limitation, neither:

(c)	the issuance of additional securities of the Company in exchange for adequate consideration (including services); nor

(d)	the conversion of outstanding securities of the Company into Shares shall be deemed to be material alterations of the capital structure of the Company. Any adjustment made to any Awards pursuant to this section 13.3 shall not be considered an amendment requiring the Award Holder’s consent for the purposes of section 11.2 of this Plan.

13.4	Triggering Events

Subject to the Company complying with section 213.5 and any necessary Regulatory Approvals and notwithstanding any other provisions of this Plan or any Award Certificate, the Committee may, without the consent of the Award Holder or Holders in question do one or more of the following:

(a)	cause all or a portion of any of the Awards granted under the Plan to terminate upon the occurrence of a Triggering Event;

(b)	cause all or a portion of any of the Awards granted under the Plan to be exchanged for stock awards of another corporation upon the occurrence of a Triggering Event in such ratio and at such Exercise Price as the Committee deems appropriate, acting reasonably; or

(c)	cause all Awards or portions thereof granted under the Plan to become immediately exercisable notwithstanding any contingent Vesting provision to which such Awards may have otherwise been subject.

Such termination or exchange shall not be considered an amendment requiring the Award Holder’s consent for the purpose of section 211.2 of the Plan.

13.5	Notice of Termination by Triggering Event

In the event that the Committee wishes to cause all or a portion of any of the Awards granted under this Plan to terminate on the occurrence of a Triggering Event, it must give written notice to the Award Holders in question not less than 10 days prior to the consummation of a Triggering Event so as to permit the Award Holder the opportunity to exercise or purchase the Vested portion of the Awards prior to such termination. . Furthermore, if any of the Awards granted under this Plan are cancelled prior to their Expiry Date, the Company shall not grant new Awards to the same Persons or Entities until thirty (30) days have lapsed from the date of cancellation.

13.6	Determinations to be Made by Committee

Adjustments and determinations under this Section 13 shall be made by the Committee, whose decisions as to what adjustments or determination shall be made, and the extent thereof, shall be final, binding, and conclusive.

13.7	Sub Plan for Participants Subject to Israeli Taxation

Any Award Holders who are resident in Israel shall be subject to the Sub-Plan for Award Holders in Israel. For greater certainty any issuances to Award Holders subject to the Sub-Plan for Award Holders in Israel shall only be issuable provided they do not contradict the regulations of the Exchange.

APPENDIX “A”

CLEARMIND MEDICINE INC.

STOCK AWARD PLAN, AS AMENDED AND RESTATED SUB-PLAN FOR AWARD HOLDERS IN ISRAEL

1.	SPECIAL PROVISIONS FOR AWARD HOLDERS IN ISRAEL

1.1 This 2023 Sub-Plan for Award Holders in Israel (the “Sub-Plan”) to the Clearmind Medicine Inc. Stock Award Plan, as amended and restated (the “Plan”) is made in accordance with Section 13.7 of the Plan. This Sub-Plan was approved by Clearmind Medicine Inc. (the “Company”).

1.2 The provisions specified hereunder apply only to persons who are deemed to be residents of the State of Israel for tax purposes or are otherwise subject to taxation in Israel with respect to Awards.

1.3 This Sub-Plan applies with respect to Awards granted under the Plan. The purpose of this Sub-Plan is to establish certain rules and limitations applicable to Awards that may be granted or issued under the Plan from time to time, in compliance with the tax, securities and other applicable laws currently in force in the State of Israel. Except as otherwise provided by this Sub-Plan, all grants made pursuant to this Sub-Plan shall be governed by the terms of the Plan. This Sub-Plan is applicable only to grants made after the date of its adoption. This Sub-Plan complies with, and is subject to, the ITO and Section 102.

1.4 The Plan and this Sub-Plan shall be read together. In any case of contradiction, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions of this Sub-Plan shall govern. For the avoidance of doubt, as long as the Company’s securities are traded on an Exchange, the provisions of this Sub-Plan shall be subject to the directives, rules and regulations of the applicable Exchange, which shall govern over any conflicting provision in the Sub-Plan or Award Certificate. In the event that any of the provisions of this Sub-Plan do not comply with such directives, rules and regulations, the Administrator and/or the Committee shall be entitled to automatically amend the provisions of this Sub-Plan in order to comply with the directives, rules and regulations of the applicable Exchange

2.	DEFINITIONS

Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Plan. The following additional definitions shall apply to grants made pursuant to this Sub-Plan:

“3(i) Award” means an Award, which is subject to taxation pursuant to Section 3(i) of the ITO, which has been granted to any person who is not an Eligible 102 Award Holder.

“102 Capital Gains Track” means the tax alternative set forth in Section 102(b)(2) and 102(b)(3) of the ITO pursuant to which all or a part of the income resulting from the sale of Shares is taxable as a capital gain.

“102 Capital Gains Track Award” means a 102 Trustee Award qualifying for the special tax treatment under the 102 Capital Gains Track.

“102 Ordinary Income Track” means the tax alternative set forth in Section 102(b)(1) of the ITO pursuant to which income resulting from the sale of Shares derived from Awards is taxed as ordinary income.

“102 Ordinary Income Track Award” means a 102 Trustee Award qualifying for the ordinary income tax treatment under the 102 Ordinary Income Track.

“102 Trustee Award” means an Award granted pursuant to Section 102(b) of the ITO and held in trust by a Trustee for the benefit of the Eligible 102 Award Holder, and includes both 102 Capital Gains Track Awards and 102 Ordinary Income Track Awards.

“Affiliate” for the purpose of grants made under this Sub-Plan, means any affiliate of the Company that is an “employing company” within the meaning of Section 102(a) of the ITO.

“Controlling Shareholder” as defined in Section 32(9) of the ITO, currently defined as an individual who prior to the grant or as a result of the grant or exercise of any Award, holds or would hold, directly or indirectly, in his/her name or with a relative (as defined in the ITO) (i) 10% of the outstanding share capital of the Company, (ii) 10% of the voting power of the Company, (iii) the right to hold or purchase 10% of the outstanding equity or voting power, (iv) the right to obtain 10% of the “profits” of the Company (as defined in the ITO), or (v) the right to appoint a director of the Company.

“Deposit Requirements” shall mean with respect to a 102 Trustee Award, the requirement to evidence deposit of an Award with the Trustee, in accordance with Section 102, in order to qualify as a 102 Trustee Award. As of the time of approval of this Sub-Plan, the ITA guidelines regarding Deposit Requirements for 102 Capital Gains Track Awards require that the Trustee be provided with (a) the resolutions approving Awards intended to qualify as 102 Capital Gains Track Awards within 45 calendar days of the date of the Committee’s approval of such Award, including full details of the terms of the Awards, and (b) a copy of the Award Agreement executed by the Eligible 102 Award Holder and/or Eligible 102 Award Holder’s consent to the requirements of the 102 Capital Gains Track Award within 90 calendar days of the Committee’s approval of such Award.

“Election” means the Company’s or its Affiliate’s choice of the type of 102 Trustee Awards it shall make under the Plan (as between 102 Capital Gains Track Awards or 102 Ordinary Income Track Awards), as filed with the ITA.

“Eligible 102 Award Holder” means an Award Holder who is a person employed by the Company or its Affiliates, including an individual who is serving as a director (as defined in the ITO) or an office holder (as defined in the ITO), who is not a Controlling Shareholder.

“Israeli Fair Market Value” shall mean with respect to 102 Capital Gains Track Awards only, for the sole purpose of determining tax liability pursuant to Section 102(b)(3) of the ITO, if at the date of grant the Company’s shares are listed on any established stock exchange or a national market system, or if the Company’s shares shall be registered for trading within ninety (90) days following the date of grant, the Fair Market Value of the Shares at the date of grant shall be determined in accordance with the average value of the Company’s shares on the thirty (30) trading days preceding the date of grant or on the thirty (30) trading days following the date of registration for trading, as the case may be.

“ITA” means the Israel Tax Authority.

“ITO” means the Israeli Income Tax Ordinance (New Version), 1961, and the rules, regulations, orders or procedures promulgated thereunder and any amendments thereto, including specifically the Rules, all as may be amended from time to time.

“Non-Trustee Award” means an Award granted to an Eligible 102 Award Holder pursuant to Section 102(c) of the ITO and not held in trust by a Trustee.

“Required Holding Period” means the requisite period prescribed by the ITO and the Rules, or such other period as may be required by the ITA, with respect to 102 Trustee Awards, during which Awards granted by the Company must be held by the Trustee for the benefit of the person to whom it was granted. As of the date of the adoption of this Sub-Plan, the Required Holding Period for 102 Capital Gains Track Awards is 24 months from the date of grant of the Award.

“Rules” means the Income Tax Rules (Tax Benefits in Share Issuance to Employees) 5763-2003.

“Section 102” shall mean the provisions of Section 102 of the ITO, as amended from time to time, including by the Law Amending the Income Tax Ordinance (Number 132), 2002, effective as of January 1, 2003 and by the Law Amending the Income Tax Ordinance (Number 147), 2005.

“Trust Agreement” shall mean the trust agreement entered into between the Trustee and the Company.

“Trustee” means a person or entity designated by the Committee to serve as a trustee and approved by the ITA in accordance with the provisions of Section 102(a) of the ITO.

3.	TYPES OF AWARDS AND SECTION 102 ELECTION

3.1 Awards made as 102 Trustee Awards shall be made pursuant to either (a) Sections 102(b)(2) and 102(b)(3) of the ITO as 102 Capital Gains Track Awards or (b) Section 102(b)(1) of the ITO as 102 Ordinary Income Track Awards. The Company’s Election regarding the type of 102 Trustee Award it chooses to make shall be filed with the ITA. Once the Company (or its Affiliate) has filed such Election, it may change the type of 102 Trustee Award that it chooses to make only after the passage of at least 12 months from the end of the calendar year in which the first grant was made in accordance with the previous Election, in accordance with Section 102. For the avoidance of doubt, such Election shall not prevent the Company from granting Non-Trustee Awards to Eligible 102 Award Holders at any time.

3.2 Eligible 102 Award Holders may receive only 102 Trustee Awards or Non-Trustee Awards under this Sub-Plan. Award Holders who are not Eligible 102 Award Holders may be granted only 3(i) Awards under this Sub-Plan.

3.3 No 102 Trustee Awards may be made effective pursuant to this Sub-Plan until 30 days after the date the requisite filings required by the ITO and the Rules, including the filing of the Plan and Sub-Plan, have been made with the ITA.

3.4 The Award Agreement shall indicate whether the grant is a 102 Trustee Award, a Non-Trustee Award or a 3(i) Award; and, if the grant is a 102 Trustee Award, whether it is a 102 Capital Gains Track Award or a 102 Ordinary Income Track Award.

4.	TERMS AND CONDITIONS OF 102 TRUSTEE GRANTS

4.1 Each 102 Trustee Award shall be deemed granted on the date approved by the Committee and stated in a written or electronic notice by the Company, provided that its qualification as a 102 Trustee Award shall be dependent upon the Company’s and the Trustee’s compliance with any applicable requirements set forth by the ITA with regard to such grants.

4.2 Notwithstanding anything to the contrary in the Plan, each 102 Trustee Award granted to an Eligible 102 Award Holder and each Share acquired pursuant to a 102 Trustee Award shall be deposited with a Trustee in compliance with the Deposit Requirements and held in trust by the Trustee (or be subject to a supervisory trustee arrangement if approved by the ITA). After termination of the Required Holding Period, the Trustee may release such Awards and any Shares issued with respect to such Award, provided that (i) the Trustee has received an acknowledgment from the ITA that the Eligible 102 Award Holder has paid any applicable tax due pursuant to the ITO or (ii) the Trustee and/or the Company or its Affiliate withholds any applicable tax due pursuant to the ITO. The Trustee shall not release any 102 Trustee Awards or shares issued with respect to the 102 Trustee Awards prior to the full payment of the Eligible 102 Award Holder’s tax liabilities.

4.3 Each 102 Trustee Award shall be subject to the relevant terms of Section 102 and the ITO, which shall be deemed an integral part of the 102 Trustee Award and shall prevail over any term contained in the Plan, this Sub-Plan or Award Agreement that is not consistent therewith. Any provision of the ITO and any approvals of the ITA not expressly specified in this Sub-Plan or any document evidencing an Award that are necessary to receive or maintain any tax benefit pursuant to the Section 102 shall be binding on the Eligible 102 Award Holder. The Trustee and the Eligible 102 Award Holder granted a 102 Trustee Award shall comply with the ITO and the terms and conditions of the Trust Agreement. For avoidance of doubt, it is reiterated that compliance with the ITO specifically includes compliance with the Rules. Further, the Eligible 102 Award Holder agrees to execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with the provision of any applicable law, and, particularly, Section 102. With respect to 102 Capital Gain Track Awards, to the extent that the Shares are listed on any established stock exchange or a national market system, the provisions of Section 102(b)(3) of the ITO and the Israeli Fair Market Value shall apply with respect to the Israeli tax rate applicable to such Awards.

4.4 During the Required Holding Period, the Eligible 102 Award Holder shall not require the Trustee to release or sell the Awards and Shares received subsequently following any realization of rights derived from Awards or Shares (including stock dividends) to the Eligible 102 Award Holder or to a third party, unless permitted to do so by applicable law. Notwithstanding the foregoing, the Trustee may, pursuant to a written request and subject to applicable law, release and transfer such Shares to a designated third party, provided that both of the following conditions have been fulfilled prior to such transfer: (i) all taxes required to be paid upon the release and transfer of the Shares have been withheld for transfer to the tax authorities and (ii) the Trustee has received written confirmation from the Company that all requirements for such release and transfer have been fulfilled according to the terms of the Company’s corporate documents, the Plan, any applicable Award Agreement and applicable law. To avoid doubt such sale or release during the Required Holding Period shall result in different tax ramifications to the Eligible 102 Award Holder under Section 102 and the Rules and/or any other regulations or orders or procedures promulgated thereunder, which shall apply to and shall be borne solely by such Eligible 102 Award Holder (including tax and mandatory payments otherwise payable by the Company or its Affiliates, which would not apply absent a sale or release during the Required Holding Period).

4.5 In the event a stock dividend is declared and/or additional rights are granted with respect to Shares which derive from Awards granted as 102 Trustee Awards, such dividend and/or rights shall also be subject to the provisions of this Section 4 and the Required Holding Period for such stock dividend and/or rights shall be measured from the commencement of the Required Holding Period for the Award with respect to which the dividend was declared and/or rights granted. In the event of a cash dividend on Shares, the Trustee shall transfer the dividend proceeds to the Eligible 102 Award Holder in accordance with the Plan after deduction of taxes and mandatory payments in compliance with applicable withholding requirements, and subject to any other requirements imposed by the ITA.

4.6 If an Award granted as a 102 Trustee Award is exercised/vests during the Required Holding Period, the Shares issued upon such exercise/vesting (as applicable) shall be issued in the name of the Trustee for the benefit of the Eligible 102 Award Holder (or be subject to a supervisory trustee arrangement if approved by the ITA). If such an Award is exercised or settled after the Required Holding Period ends, the Shares issued upon such exercise or settlement shall, at the election of the Eligible 102 Award Holder, either (i) be issued in the name of the Trustee (or be subject to a supervisory trustee arrangement if approved by the ITA), or (ii) be transferred to the Eligible 102 Award Holder directly, provided that the Eligible 102 Award Holder first complies with all applicable provisions of the Plan, this Sub-Plan and the applicable Award Agreement.

4.7 To avoid doubt: (i) notwithstanding anything to the contrary in the Plan, including without limitation Section 9.2 thereof, payment upon exercise or purchase of Awards granted under the 102 Capital Gains Track, may only be paid by cash or check, and not by promissory note, surrender of Shares, reduction of Shares pursuant to a cashless exercise or net exercise arrangement or other forms of payment, unless and to the extent permitted under Section 102 and as authorized by the ITA or the prior approval of the ITA is obtained (as applicable); (ii) notwithstanding anything to the contrary in the Plan, including without limitation Section 12.3 thereof, certain adjustments and amendments to the terms of Awards granted under the 102 Capital Gains Track, including pursuant to dividend equivalents, recapitalization events, repricings, dividend adjustments and so forth, may disqualify the Awards from benefitting from the tax benefits under the 102 Capital Gains Track, unless and to the extent permitted under Section 102 and as authorized by the ITA or the prior approval of the ITA is obtained (as applicable); (iii) notwithstanding anything to the contrary in the Plan or in the Company’s corporate documents, repurchase rights/call options with regard to Awards made as 102 Capital Gains Track Awards shall be subject to the prior approval of the ITA and any terms and conditions of such approval (as applicable); (iv) a notwithstanding anything to the contrary in the Plan, if an Award Holder ceases to be employed or engaged by the Company and/or its Affiliates, the vesting of any Awards granted under the 102 Capital Gains Track shall end as of such termination of employment or engagement; and (v) notwithstanding anything to the contrary in the Plan, Awards granted under the 102 Capital Gains Track may only be settled in Shares and not in cash.

4.8 Any Award granted under the 102 Capital Gains Track is meant to comply in full with the terms and conditions of Section 102 and the requirements of the ITA, and therefore the Plan and the Sub-Plan are to be read such that they comply with the requirements of Section 102. Should any provision in the Plan and/or the Sub-Plan disqualify the Plan and/or the Sub-Plan and/or any Award granted under Section 102 Capital Gain Track granted thereunder from beneficial tax treatment pursuant to the provisions of Section 102, such provision shall not apply to such Awards and the underlying Shares unless the ITA provides approval of compliance with Section 102.

5.	ASSIGNABILITY

As long as Awards or Shares are held by the Trustee on behalf of the Eligible 102 Award Holder, all rights of the Eligible 102 Award Holder over the Shares are personal, cannot be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

6.	TAX CONSEQUENCES

6.1 Any tax consequences arising from the grant, or vesting or exercise of any Award, from the payment for Shares or the acquisition of Shares issued upon the exercise or vesting (as applicable) of the Award, from the sale or disposition of any Shares covered by an Award, or from any other event or act (of the Company and/or its Affiliates and/or the Trustee and/or the Award Holder) hereunder (including without any limitation any taxes and compulsory payments, such as National Insurance Institute and health tax payments), shall be borne solely by the Award Holder. The Company and/or its Affiliates, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Award Holder shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Award Holder.

6.2 The Company or any of its Affiliates, and the Trustee may make such provisions and take such steps as it/they may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to Awards granted under the Plan and the exercise/vesting, sale, transfer or other disposition thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount (or Shares issuable) then or thereafter to be provided to the Award Holder, including by deducting any such amount from an Award Holder’s salary or other amounts payable to the Award Holder, to the maximum extent permitted under law; and/or (ii) requiring the Award Holder to pay to the Company or any of its Affiliates the amount so required to be withheld; and/or (iii) withholding otherwise deliverable Shares having a Fair Market Value equal to the minimum amount statutorily required to be withheld; and/or (iv) causing the exercise and sale of any Awards or Shares held by on behalf of the Award Holder or selling a sufficient number of such Shares otherwise deliverable to the Award Holder through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld either through a voluntary sale or through a mandatory sale arranged by the Company (on the Award Holder’s behalf pursuant to the Award Holder’s authorization as expressed by acceptance of the Award under the terms herein), to the extent permitted by applicable law or pursuant to the approval of the ITA. In addition, the Award Holder shall be required to pay any amount (including penalties) that exceeds the tax to be withheld and transferred to the tax authorities, pursuant to applicable tax laws, regulations and rules.

6.3 The Company does not represent or undertake that an Award shall qualify for or comply with the requisites of any particular tax treatment (such as the 102 Capital Gains Track), nor shall the Company, its assignees or successors be required to take any action for the qualification of any Award under such tax treatment. The Company shall have no liability of any kind or nature in the event that, as a result of application of applicable law, actions by the Trustee or any position or interpretation of the ITA, or for any other reason whatsoever, an Award shall be deemed to not qualify for any particular tax treatment.

6.4 With respect to Non-Trustee Awards, if the Eligible 102 Award Holder ceases to be employed by the Company or any Affiliate, the Eligible 102 Award Holder shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares to the satisfaction of the Company, all in accordance with the provisions of Section 102 and the Rules.

6.5 The Company and/or when applicable, the Trustee shall not be required to release any Share certificate to an Israeli taxpayer Award Holder until all required payments have been fully made. In the event that the Company, or its Affiliates, or the Trustee, as applicable, is uncertain as to the sum of the full tax payment due or which is subject to withholding, the Company or the Trustee, as applicable, may refuse to release the Shares until such time as the ITA verifies the sum of the full tax payment which is due, and the Award Holders shall not have any claims in connection with such refusal. In addition, the Company shall not be obligated to honor the exercise or vesting of an Award by or on behalf of an Award Holder until all tax consequences (if any) arising from the exercise or vesting of such Award and/or sale or disposition of Shares and/or Award are resolved in a manner reasonably acceptable to the Company.

6.6 THE AWARD HOLDER IS STRONGLY ADVISED TO CONSULT WITH A TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING, EXERCISING OR DISPOSING ANY AWARD IN LIGHT OF HIS OR HER PARTICULAR CIRCUMSTANCES. THE COMPANY DOES NOT ASSUME ANY RESPONSIBILITY TO ADVISE THE AWARD HOLDER ON SUCH MATTERS, WHICH SHALL REMAIN THE SOLE RESPONSIBILITY OF THE AWARD HOLDER.

7.	ADJUSTMENTS OF AWARDS UNDER THIS APPENDIX

7.1 Distribution of Bonus Shares. Notwithstanding the provisions of Section 13.3 of the Plan, in the event that the Company distributes bonus shares, the Exercise Price of Awards granted under this Appendix that are outstanding as of the record date of such distribution (hereinafter in this Section 7.1, the “Record Date”) shall not be adjusted; however, the number of Shares covered by each Outstanding Award and the number of Shares which have been authorized for issuance under the Plan but as to which no Options or other Award have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option or other Award, shall be proportionately adjusted to the increase in the number of issued Shares, such that the number of Shares underlying the relevant Outstanding Award shall increase by the proportionate number of bonus shares (of the same class which was distributed to the other shareholders in the applicable distribution of bonus shares) to which the Award Holder would have otherwise been entitled had the exercise of the Outstanding Award taken place immediately prior to the distribution of the bonus shares. Bonus shares distributed pursuant to this Section 7.1 shall be subject to and in accordance with the terms of any applicable ruling issued by the ITA with respect to 102 Capital Gains Track Awards, to the extent required. and subject to any legend or restriction applicable to the holders of bonus shares for which this adjustment was applied.

For purposes of this Section 7.1, the term “Outstanding Awards” shall mean Awards granted prior to the Record Date, which have not been exercised or vested (as applicable) into Shares prior to or on the Record Date.

7.2 Rights Issue. Notwithstanding the provisions of Section 13.3 of the Plan, in the case of a rights issue made by the Company to its securities holders, the number of Shares covered by Awards granted under this Appendix as of the record date of such distribution (hereinafter in this Section 7.2, the “Record Date”) shall be proportionately and equitably adjusted so as to maintain through such an event the proportionate equity portion represented by the rights issue, such that the number of Shares underlying the relevant Outstanding Award shall be proportionately adjusted to the benefit component underlying the rights issuance as represented by the difference between the closing price of the Company’s shares on the stock exchange on the last trading day prior to the “ex-rights” day and the base price of the Company’s shares on the stock exchange following the “ex-rights” day. This adjustment shall be subject to and in accordance with the terms of any applicable ruling issued by the ITA with respect to 102 Capital Gains Track Awards, to the extent required.

For purposes of this Section 7.2, the term “Outstanding Awards” shall mean Awards granted prior to the Record Date, which have not been exercised or vested (as applicable) into Shares prior to or on the Record Date.

7.3 Dividends. Notwithstanding the provisions of Section 13.3 of the Plan, in the event of a distribution of cash dividend or in kind dividend to the Company’s shareholders (including by way of court approved distribution pursuant to an applicable statute), The Exercise Price of Awards granted under this Appendix that are outstanding as of the record date of such distribution of a dividend in cash or in kind (hereinafter in this Section 7.3, the “Record Date”), shall be adjusted, such that the Exercise Price of the Outstanding Awards shall be decreased by the gross dividend amount per Share (or its monetary value in the event of a dividend in kind). This adjustment shall be subject to and in accordance with the terms of any applicable ruling issued by the ITA with respect to 102 Capital Gains Track Awards, to the extent required. In no event will the Exercise Price of the Awards outstanding as of the Record Date be adjusted to a price lower than the minimum Exercise Price set forth in applicable law. Except as expressly provided herein, no distribution of a dividend in cash or in kind shall affect, and no adjustment thereof shall be made, with respect to the number of Shares subject to an Award.

For purposes of this Section 7.3, the term “Outstanding Awards” shall mean Awards granted prior to the Record Date, which have not been exercised into Shares prior to or on the Record Date.

8.	SECURITIES LAWS

All Awards hereunder shall be subject to compliance with the Israeli Securities Law, 1968, and the rules and regulations promulgated thereunder.